Exhibit (p)(2)

The way we

do business

Our Code of Conduct and Ethics

3

Our Code of Conduct

and Ethics

4

Creating the right

culture and conduct

5

Behaving responsibly

6

Laws, rules and

regulations

7

Sharing, using and

storing information

8

Sustainability and

social impact

8

Disciplinary procedures

9

Upholding the Code

In this Code, the Board of Directors (the BoD) and the Group Executive Board (the GEB) set out the principles and commitments that define our ethical standards and the way we do business.

By following it, we foster a culture where responsible behavior is ingrained in a way that protects our people, our reputation and our ability to create lasting value for our shareholders, clients and societies. We also ensure our practices are aligned with our purpose: “Reimagining the power of investing. Connecting people for a better world.”

The Code is reviewed annually

The Code has the full backing of the BoD and the GEB. Every year, the BoD and the GEB conduct a review of our Code to ensure that developments key to our clients, employees and other stakeholders are reflected. Following our 2021 review, we’ve substantially revised the Code to reflect, in particular, our commitments toward: 1) our newly defined purpose; 2) our culture, including embedding an ethos of eradicating complexities through simplification; 3) our focus on clients and employees; 4) sustainability and impact; and 5) instilling agile innovation, so as to adapt and thrive on a relentless and ongoing basis.

The Code applies to everything and everyone

Like our purpose, our Code is owned by everyone at UBS. It’s what we expect from ourselves and from each other. It covers our dealings with clients, counterparties, shareholders, regulators, business partners and colleagues. And it’s the basis for our policies, guidelines and procedures.

Ignorance of the Code isn’t an option and therefore there is no excuse for violating it.

Of course, the Code can’t describe every possible situation. If you find yourself dealing with something unexpected, apply the Code’s ethical standards in your judgment and seek appropriate guidance.

Thank you for your engagement.

Axel A. Weber	Ralph Hamers
Chairman of the Board of Directors	Group Chief Executive Officer

Creating the right

culture and conduct

Culture

We are committed to maintaining a culture based on high ethical standards and accountability. Our already strong, inclusive culture is grounded in our three keys to success and we mobilize our workforce to do all we can to eradicate complexities.

For example, we don’t just follow laws and regulations – we do what is right based on our defined principles. This includes acting as one firm and increasing the ease of doing business through simplification and efficiency – for all of our internal and external stakeholders.

Fair dealing and fair and effective competition

We are committed to respecting the laws, rules and regulations that are designed to create a level playing field for all – including competition and antitrust laws. We act fairly, respectfully and honestly with everyone with whom we deal.

For example, we don’t distort or try to hide the facts or the truth. Nor do we use to our own advantage information that we’re not meant to have access to and we strictly prohibit collusion with peers.

Client relationships

We are committed to looking after our clients for the long term, by protecting all forms of vulnerabilities and earning their trust. We aim to deliver a client experience that’s personalized, on-time and seamless – taking client feedback seriously in everything we do.

For example, we don’t just make our products, services and interactions with or for clients relevant to clients, – we also ensure they are not detrimental to clients’ interests, regulations and laws. We connect our clients to people who will help them achieve their goals and handle their feedback with the utmost care and a sense of urgency.

Conflicts of interest

We are committed to holding ourselves accountable to identify and manage potential or perceived conflicts of interest – by raising and addressing them immediately.

For example, we don’t create or withhold disclosure of any actual or perceived conflict of interest that could harm our clients, undermine the integrity and efficiency of the financial markets, cause UBS to breach legal and / or regulatory obligations, and / or harm UBS’s reputation.

Behaving

responsibly

Diversity and equal opportunity

We are committed to attracting and retaining people from different backgrounds, regardless of status, ethnicity, gender, gender identity, gender expression, nationality, age, ability, sexual orientation or religion. Our culture is based on welcoming, respecting and valuing all team members, and creating an environment where everyone has the opportunity to succeed.

For example, we don’t tolerate discrimination, bullying or harassment of any kind. And we encourage each other to speak up and report any concerns without fear of reprisals – such reports will be treated confidentially and investigated thoroughly.

Performance and professionalism

We are committed to balancing sustainable performance and appropriate risk-taking, including sound conduct and risk-management practices. In line with stakeholder expectations, this balanced approach protects our capital and reputation and enhances the quality of our financial results.

For example, we apply compensation principles reflecting a pay-for-performance approach. Evaluation of individual performance reflects both the what (contribution) and the how (behavior). We also factor in adherence with the Code, policies, regulations and laws.

Health and safety

We are committed to a working environment that protects the health, safety and well-being of all. We don’t do anything that may put anyone in danger or at the risk of harm. This includes the threat of unplanned disruptions or crises impacting business activities, processes and / or people – regardless of the reason.

For example, we don’t put our business needs or strategic initiatives above the health and well-being of people – clients, partners, shareholders or anyone else. We build and maintain innovative work places that allow employees to work efficiently and collaboratively. Our agile working arrangements, and our leave and benefit arrangements, are designed to support employees’ work and personal lives.

Laws, rules and

regulations

Obeying the law

We are committed to obeying the laws, rules and regulations of the areas where we live, work and do business, and heeding our own governance framework, documents and policies.

For example, we don’t withhold or distort the truth, or mislead the authorities – we cooperate with our authoritative and legal bodies, being open and transparent in our dealings with them.

Cross-border business

We are committed to obeying all laws, rules and regulations, home and abroad, when providing cross-border banking or investment services and / or products – while communicating remotely with or traveling to prospects, clients or third parties.

For example, we don’t sell to, buy from, visit or deal with prospects and / or clients from outside our home country without understanding and adhering to the laws, rules and regulations that apply, as well as our own policies. This also includes adherence with licensing requirements, product restrictions and permanent establishment tax rules.

Fighting crime

We are committed to doing whatever we can to combat money laundering, corruption and terrorist financing – including adhering to global sanctions in line with jurisdictional authorities and our internal policies. We have rigorous systems in place and hold ourselves accountable for detecting, stopping and reporting money laundering matters, including terrorist financing.

For example, we don’t tolerate any form of corruption or bribery, including facilitating payments – nor do we offer or accept improper gifts or payments.

Tax matters

We are committed to paying and reporting all taxes due from UBS. As required by jurisdictions, we accurately report information that relates to our own tax position and that of our clients and employees.

For example, we don’t help or advise our clients or any other party to avoid paying taxes owed or reporting income and gains. Nor do we support transactions where the tax outcome is dependent on unrealistic assumptions or the hiding of facts. We also don’t contract with third parties that provide services for us or on our behalf where those acts help others avoid taxes owed.

Sharing, using and

storing information

Client confidentiality and management of data and assets

We are committed to safeguarding the information clients have shared with us, protecting all forms of data, information and assets and only using them in an ethical way. Our principles, standards and procedures are designed to prevent data from being tampered with, seen or used by the wrong people, stolen, lost or destroyed. And they guide us in how we use data and information, as well as how we develop and deploy technological solutions.

For example, we don’t share our clients’ details with anyone outside of our firm unless we have their permission to do so – or where we have a legal duty to share it with the relevant authorities. And, even within our firm, we only share clients’ details with colleagues on a ‘need-to-know’ basis – and in line with jurisdictional laws, rules and regulations. We also don’t use data and information in ways that could harm our clients, employees, the public or the markets.

Reporting and information sharing

We are committed to ensuring that any information we share or report is accurate, relevant and easy to understand, in line with laws, regulatory requirements and best practice. This includes the robust preparation and fair representation of consolidated financial statements according to International Financial Reporting Standards.

For example, our independent external auditors express an opinion, based on their audit work, on our internal controls over financial reporting, as well as on the financial statements themselves.

Inside information

We are committed to making every effort to find out if information is inside information (material information that isn’t public), and only share such information on a need-to-know basis. That applies to people inside and outside of our firm, in line with our internal procedures, as well as relevant laws, rules and regulations.

For example, we don’t engage in or assist clients to engage in any form of improper market conduct including insider dealing, market manipulation or anticompetitive behavior.

Sustainability and

social impact

We are committed to acting with the long term in mind and creating value for clients, employees and shareholders. We aspire to do our part to create a fairer, more prosperous society, championing a healthier environment and addressing inequalities at their root. This ethos underpins our purpose and is in line with our external commitments, such as our pledge to progress against the Sustainable Development Goals.

For example, we aim to only develop products, offer our advice, and conduct business in a way that reflects our high standards in order to avoid any negative impact on our world and the society.

Disciplinary

procedures

We are committed to incentivizing the right behavior by establishing reward principles and internal control frameworks to support adherence with internal and external standards, and policies, laws, rules and regulations. Anyone who breaches these will face consequences – up to, and including, dismissal. This may not only include the person who broke the rules but also their line manager and anyone who knew about it but did not escalate the matter.

For example, we don’t condone or protect actions amounting to criminal behavior – and will not hesitate to bring it to the attention of the relevant authorities.

Upholding

the Code

We are committed to living up to this Code at all times.

For example, we will not accept excuses for breaking the Code – whether for profit, convenience, competitive advantage or because a client or someone else asked us to.

Changes to the Code

We are committed to regularly reviewing and communicating changes to the Code to ensure it continues to reflect UBS’s principles and standards, and is consistent with applicable law.

Affirmation process

Each of us declares that we have read and affirmed our awareness of the Code, as part of our annual affirmation process.

Speak up

We are committed to escalating any potential issues and violations to our line managers and control functions. These can be escalated in line with UBS’s escalation framework. Alternatively, concerns may be raised confidentially and if preferred, anonymously via our internal whistleblowing channels at goto/speakup.

For example, we do not tolerate any form of retaliation or discrimination against employees for disclosing information relating to a concern that the employee reasonably believes constitutes an actual or likely violation of laws, regulations, rules, the Code, policies or procedures.

Questions about the Code

Any questions or feedback about any part of this Code can be sent to cr@ubs.com